UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 18, 2005

LABOR READY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

001-14543	91-1287341
(Commission File Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington	98402
(Address of Principal Executive Offices)	(Zip Code)

(253) 383-9101

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry Into a Material Definitive Agreement

On May 18, 2005 the shareholders of Labor Ready, Inc. (the “Company”) approved the Labor Ready, Inc. 2005 Long-Term Equity Incentive Plan (the “Plan”). The Plan promotes the growth, development and financial success of the Company, by increasing the flexibility the Company has in awarding equity-based compensation. Broad-based equity compensation is a critical element in attracting and retaining the most talented employees, consultants and directors available. The Plan permits flexibility in types of awards, and specific terms of awards, which will allow future awards to be based on then-current objectives for aligning compensation with increasing long-term shareholder value.

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) will administer the Plan, with the ability to delegate the administration of the Plan to one or more subcommittees, consisting of all of the independent directors. The Committee has the authority to interpret the Plan and the awards granted under the Plan, and establish rules and regulations for the administration of the Plan. Any employee, consultant or director providing services to the Company or to any affiliate of the Company, who is selected by the Committee, is eligible to receive awards under the Plan.

The aggregate number of shares of the common stock of the Company (“Common Stock”) that may be issued as awards under the Plan will include approximately 1,003,232 shares of Common Stock as of April 30, 2005 that are not subject to a grant or a pending grant or as to which the award granted has been forfeited under the Company’s former stock option plans, and an additional 4,496,768 shares of Common Stock. The aggregate number of shares of Common Stock which may be granted to any one participant in any one year under the Plan is 1,000,000. The maximum aggregate number of shares of Common Stock which may be granted as incentive stock options is 4,000,000. The Committee may adjust the aggregate number of shares reserved for issuance under the Plan in the case of a stock dividend or other distribution, including a stock split, merger, extraordinary dividend, or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the Plan. If any shares of Common Stock subject to any award or to which an award relates, granted under the Company’s former plans or the Plan, are forfeited, become unexercisable, or if any award terminates without the delivery of any shares, the shares of Common Stock previously set aside for such awards will be available for future awards under the Plan. The aggregate number of shares of Common Stock that may be issued under Plan will be reduced by 1.5 for each share delivered in settlement of any award of restricted stock, restricted stock unit or stock appreciation right (“SAR”) and one share for each share delivered in settlement of a stock option.

The Plan permits the grant of nonqualified stock options, incentive stock options, restricted stock, restricted stock units and stock appreciation rights. Without the approval of the Company’s shareholders, no option or SAR may be amended to reduce its exercise price or grant price and no option or SAR may be canceled and replaced with an option or SAR having a lower exercise price.

The Plan will terminate on May 18, 2015, unless terminated by the Board or the Committee earlier, or extended by an amendment approved by the Company’s shareholders. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the Plan prior to the expiration may extend beyond the end of such period through the award’s normal expiration date.

The Board, and the Committee, may generally amend or terminate the plan as determined to be advisable. Shareholder approval may also be required for certain amendments by the Internal Revenue Code, the rules of The New York Stock Exchange, or rules of the Securities and Exchange Commission. The Board or the Committee has specific authority to amend the plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the plan or any award agreement.

A copy of the Plan is attached as an exhibit to this report.

Item 9.01               Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description

10.1	Labor Ready, Inc. 2005 Long-Term Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABOR READY, INC.
(Registrant)

Date: May 24, 2005	By:	/s/ Steven C. Cooper
Steven C. Cooper
Chief Financial Officer